                                   EXHIBIT 11
                THE CHASE MANHATTAN CORPORATION and Subsidiaries
                       Computation of net income per share

Net income for basic and diluted EPS is computed by subtracting from the applicable earnings the dividend requirements on preferred stock to arrive at earnings applicable to common stock. Basic EPS is computed by dividing net income available to common shares outstanding by the weighted-average number of common shares outstanding for the period. Diluted EPS is computed using the same method as basic EPS, but reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock. For a further discussion of Chase's earnings per share computation, see Note Ten of Chase's 1997 Annual Report.

(in millions, except per share amounts)                                 Three Months Ended
                                                                             March 31,
                                                                --------------------------------
EARNINGS PER SHARE                                                1998                      1997

------------------------------------------------------------------------------------------------
Basic
Earnings:
Net Income                                                      $      725              $    927
Less:  Preferred Stock Dividend Requirements                            34                    55
                                                                ----------              --------
Net Income Applicable to Common Stock                           $      691              $    872
                                                                ==========              ========
Shares:
Weighted- Average Basic Shares Outstanding                           422.4                 430.4
Basic Earnings Per Share:
Net Income                                                      $     1.64              $   2.02
                                                                ==========              ========

Diluted
Earnings:
Net Income Applicable to Common Stock                           $      691              $    872
Shares:
Weighted-Average Basic Shares Outstanding                            422.4                 430.4
Additional Shares Issuable Upon Exercise of Stock Options
  for Dilutive Effect                                                 11.3                  11.6
                                                                ----------              --------
Weighted-Average Diluted Shares Outstanding                          433.7                 442.0
Diluted Earnings Per Share:
Net Income                                                      $     1.59              $   1.97
                                                                ==========              ========
================================================================================================


                                      -38-